NEWS  RELEASE                                            FOR  IMMEDIATE  RELEASE

        GENESIS BIOVENTURES ANNOUNCES NOTICE FROM AMERICAN STOCK EXCHANGE

NEW YORK, NY, APRIL 26, 2005 - Genesis Bioventures, Inc. (AMEX:GBI) (GBI) today reported that it has received written notice (the "Notice") from the American Stock Exchange (the "Amex" or "Exchange") that the Company is not in compliance with the Amex requirements as set forth in Section 1101 of the Amex Company Guide for failure to file with the Securities and Exchange Commission (the "SEC") its Annual Report on Form 10-KSB for the year ended December 31, 2004 by the prescribed filing deadline. The Notice gives GBI until June 15, 2005 to regain compliance with the Amex requirements.

As previously reported, the Company filed an extension through Form 12b-25 for late filing of its year-end audited financial statements Form 10-KSB on March 30, 2005. It was necessary for the Company to identify new auditors after filing the Form 12b-25 but it proved impossible for the Company to engage another firm at such a late date that did not have scheduling constraints and would be able to complete a review and report on the financial statements within the prescribed time period. GBI has now identified alternative auditors and is proceeding to an engagement. The Company plans to file its year end report on Form 10-KSB on or before the deadline imposed by the Exchange and to satisfy any other requirements in order to restore its compliance.

The Company has responded to the Notice and intends to submit a plan on or before May 4, 2005 advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards as required.

ABOUT  GENESIS  BIOVENTURES,  INC.
Genesis Bioventures, Inc. (GBI) is a biomedical development corporation focusing on the development and marketing of novel diagnostics. GBI's wholly owned subsidiary, Biomedical Diagnostics, LLC, specializes in the development of cancer diagnostics. The first product commercially available is the MSA as a screen for breast cancer risk. Further information on testing can be found on GBI's website. In addition, the Company has an equity interest in Prion Developmental Laboratories, Inc., (PDL) which specializes in the development of diagnostic tests to detect prion disease. PDL received United States Department of Agriculture (USDA) approval for its Chronic Wasting Disease (CWD) strip test. CWD is similar to Mad Cow Disease but affects deer and elk. More information on PDL can be accessed through GBI's website.

Statements in this press release that are not strictly historical facts are "forward looking" statements (identified by the words "believe", "estimate", "project", "expect" or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

CONTACT:
GBI  Investor  Relations,  (604)  542-0820,  gbi@gnsbio.com,  www.gnsbio.com
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Aurelius  Consulting  Group,  (800) 644-6297, info@aurcg.com, www.runonideas.com
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